Exhibit 99.1

News Release	Energy Partners, Ltd 201 St. Charles Avenue, Suite 3400 New Orleans, Louisiana 70170 (504) 569-1875

EPL ANNOUNCES AGREEMENT WITH SENIOR NOTEHOLDERS AND

FILES FOR REORGANIZATION UNDER CHAPTER 11 OF THE U.S.

BANKRUPTCY CODE

Operations to continue in the ordinary course

New Orleans, Louisiana, May 1, 2009… Energy Partners, Ltd. (“EPL” or, the “Company”) (Pink Sheets: ERPL.PK) announced today that it and certain of its domestic subsidiaries have filed voluntary petitions for reorganization (the “Chapter 11 Cases”) under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division. EPL has reached an agreement with an ad hoc committee of the Company’s senior noteholders on the terms of a comprehensive financial restructuring that would substantially reduce the Company’s indebtedness and provide a long-term solution for its balance sheet. The Company and its subsidiaries will continue to manage their properties and operate their businesses in the ordinary course throughout the Chapter 11 process while the Company seeks confirmation of its reorganization plans under the jurisdiction of the Bankruptcy court.

The Chapter 11 Cases were filed pursuant to a Plan Support and Lock-Up Agreement (the “Plan Support Agreement”), dated as of April 30, 2009, among the Company and holders of more than 66.6% (the “Consenting Holders”) of the outstanding principal amount of the Company’s 9.75% Senior Unsecured Notes due 2014 and the Company’s Senior Floating Notes due 2013 (collectively, the “Senior Notes”). The Plan Support Agreement requires the Consenting Holders to vote in favor of and support a proposed plan of reorganization of the Company and its subsidiaries to be filed under the Bankruptcy Code on the terms and conditions set forth in the term sheet attached as an exhibit to the Plan Support Agreement.

“During the past year, an extraordinary confluence of factors led to our need to pursue this financial restructuring, including the impact of hurricanes, the collapse of the credit markets, sharply declining commodity prices and a resulting deficiency in the Company’s borrowing base,” said Alan D. Bell, Chief Restructuring Officer. “The Board and management believe this financial restructuring is a necessary and prudent step and represents the best path forward for EPL’s future. In addition, having a pre-negotiated plan of reorganization will allow us to target an accelerated timeline for emergence from bankruptcy, at which point we expect to be a stronger, more competitive company.”

Mr. Bell continued, “I would like to acknowledge our noteholders, whose support throughout this process speaks to the inherent strengths of our business. The Chapter 11 process allows us to preserve the value of our assets and to operate our business without interruption while we implement our restructuring in a controlled, court-supervised environment. I would also like to thank our employees, whose hard work and dedication has been essential to our continued operations.”

At the time of filing, EPL had in excess of $13 million in cash on hand. As it proceeds with its financial restructuring, the Company expects, based on current commodity prices, that its cash on hand and cash from operating activities will be adequate to fund its projected cash needs, including the payment of operating costs and expenses.

In addition to the filing of the Chapter 11 Cases, EPL asked the Bankruptcy court to consider several “first day” motions on an expedited basis benefiting its employees, vendors, and other service providers. Importantly, the Company intends, under the plan of reorganization, to pay all its vendors and other service providers in full, whether their claims arose prior to or after the filing of the Chapter 11 cases, and to continue paying its employees’ salaries and benefits and to maintain its cash management systems.

Under the plan of reorganization contemplated by the term sheet attached as part of the Plan Support Agreement, the Company may, in its discretion, enter into a debtor-in-possession, multi-draw term loan facility (the “DIP Facility”) to provide the Company with working capital while the Chapter 11 Cases are pending. Upon the effectiveness of the plan of reorganization, the Company expects to enter into a first lien working capital facility that the Company expects to negotiate while the Chapter 11 Cases are pending. The Company has agreed with the Consenting Holders not to make any principal payments on its existing credit agreement while the Chapter 11 Cases are pending. The Company expects to treat the amounts outstanding under its existing credit agreement in a manner mutually acceptable to the Company, the bank lenders thereunder and the Consenting Holders upon the emergence of the Company from bankruptcy.

Under the terms of the plan of reorganization, the holders of the Senior Notes and the holders of the Company’s 8.75% Senior Notes due 2010 would receive their pro rata share of 100% of the outstanding common stock in the reorganized Company upon its emergence from bankruptcy. In addition, the current stockholders of the Company would receive warrants exercisable for 12.5% of the common stock of the reorganized Company. These warrants would be issued in two classes, with 50% of the warrants expiring on the earlier to occur of 30 months after the effective date of the plan of reorganization and a change of control of the reorganized Company, and the remaining 50% of the warrants expiring on the earlier to occur of 54 months after the effective date of the plan of reorganization and a change of control of the reorganized Company. The warrants would have an initial exercise price equal to (i) the sum of (x) $455 million and (y) the aggregate exercise price of any stock options for the reorganized Company’s common stock outstanding as of the effective date of the plan of reorganization, divided by (ii) the number of shares of fully diluted common stock of the reorganized Company as of such effective date.

The Consenting Holders may terminate the Plan Support Agreement under certain circumstances, including if (i) the Company fails to file or obtain the Bankruptcy court’s approval and confirmation of the plan of reorganization or related disclosure statement or consummate the restructuring provided for in the plan of reorganization in accordance with the schedule set forth in the Plan Support Agreement; (ii) the Company supports a plan of reorganization that is different from the plan of reorganization contemplated by the Plan Support Agreement or withdraws or revokes the plan of reorganization contemplated by the Plan Support Agreement; (iii) the Company materially breaches any of its obligations or fails to satisfy in any material respect any of the terms or conditions under the Plan Support Agreement; (iv) an examiner with expanded powers relating to the Company’s business or a trustee is appointed in any of the Chapter 11 Cases, any of the Chapter 11 Cases are converted to a case under Chapter 7 of the Bankruptcy Code or any of the Chapter 11 Cases are dismissed by the Bankruptcy court; (v) the Company’s aggregate liabilities as of the dates specified in the term sheet attached as part of the Plan Support Agreement (other than liabilities that are extinguished by or otherwise do not survive the Chapter 11 Cases) materially exceed the amounts set forth in such term sheet; or (vi) any definitive documents executed by the Company in connection with the Chapter 11 Cases in order to implement the plan of reorganization are not consistent in all material respects with the terms set forth in the term sheet attached as part of the Plan Support Agreement and otherwise are not reasonably satisfactory in all material respects to the Consenting Holders. In any event, the Plan Support Agreement terminates on September 15, 2009.

The plan of reorganization is subject to confirmation by the Bankruptcy court and the approval of the impaired classes. The Company expects the Bankruptcy court to enter a ruling on the plan of reorganization prior to August 15, 2009.

EPL has retained Vinson & Elkins LLP as legal counsel, and Parkman Whaling LLC as financial advisor.

Additional information about EPL’s restructuring, including access to court documents and other general information about the Chapter 11 cases, is available at http://chapter11.epiqsystems.com/EPL.

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL expects, believes, plans, projects, estimates or anticipates will or may occur in the future are forward-looking statements. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include:

•	our inability to continue business operations during the Chapter 11 proceeding;

•	our ability to obtain court approval of our plan of reorganization and various other motions we expect to file as part of the Chapter 11 proceeding;

•	our ability to consummate our plan of reorganization as currently planned;

•	risks associated with third party motions in the Chapter 11 proceeding, which may interfere with our reorganization as currently planned;

•	the potential adverse effects of the Chapter 11 proceeding on our liquidity and results of operations;

•	our ability to retain and motivate key executives and other necessary personnel while seeking to implement our plan of reorganization;

•	our ability to continue as a going concern;

•	discussions with our bank lender group, our noteholders, our other creditors and the Minerals Management Service;

•	changes in general economic conditions;

•	uncertainties in reserve and production estimates;

•	unanticipated recovery or production problems;

•	unanticipated results from wells being drilled or completed;

•	the effects of delays in completion of gas gathering systems, pipelines and processing facilities;

•	oil and natural gas prices and competition;

•	the impact of derivative positions;

•	production expense estimates;

•	cash flow estimates;

•	future financial performance;

•	planned capital expenditures; and

•	other matters that are discussed in EPL’s filings with the Securities and Exchange Commission.

These statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to EPL’s filings with the SEC, including Form 10-K for the year ended December 31, 2007, Form 10-Q for the quarter ended September 30, 2008, Notification of Late Filing on Form 12b-25 related to EPL’s Form 10-K for the year ended December 31, 2008 and current reports on Form 8-K, for a discussion of these risks.

Additional Information and Where to Find It

Security holders may obtain information regarding the Company from EPL’s website at www.eplweb.com, from the Securities and Exchange Commission’s website at www.sec.gov, or by directing a request to: Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, Attn: Secretary, (504) 569-1875.

Contacts

T.J. Thom (504-799-4830)

Energy Partners, Ltd.

Media:

Joele Frank, Wilkinson Brimmer Katcher

Jeremy Jacobs/Jed Repko (212-355-4449)

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